Contact:
Lawrence S. Coben Chairman of the Board and Chief Executive Officer Tremisis Energy Acquisition Corporation II (212) 397-1464
FOR IMMEDIATE RELEASE

TREMISIS ENERGY ACQUISITION CORPORATION II
OVER-ALLOTMENT OPTION EXERCISED

Houston, Texas, January 24, 2008 - Tremisis Energy Acquisition Corporation II (AMEX: TGY.U) announced today the completion of the over-allotment option for its initial public offering to the extent of 232,669 units. Each unit consists of one share of common stock and one warrant. The 9,732,669 units sold in the offering, including the 232,669 units subject to the over-allotment option, were sold at an offering price of $8.00 per unit, generating total gross proceeds of $77,861,352. Simultaneously with the consummation of the initial public offering, the Company consummated the private sale of 2,650,000 warrants at a price of $1.00 per warrant, generating total proceeds of $2,650,000. The warrants were purchased Lawrence S. Coben, the Company’s chairman of the board and chief executive officer, Ronald D. Ormand, the Company’s president, chief financial officer and member of its board of directors, Jon Schotz and Charles A. Norris, each a member of the Company’s board of directors, and Bill Goldstein, Dean Vanech, Jerry Doren, Owen Coleman, Bill Armstrong, Trevor Wilson, Brian McInerny, Richard Kassar, David Levine, Jim Land, David A. Preiser, Gary Evans and Dr. John Jacobs, each a stockholder of the Company. Of the gross proceeds of the offering and private sale, $77,400,511.44 (or approximately $7.95 per share) was placed in trust. Merrill Lynch & Co. acted as representative of the underwriters for the initial public offering. A copy of the prospectus may be obtained from Merrill Lynch & Co., 4 World Financial Center, New York, New York 10080.

Tremisis Energy Acquisition Corporation II is a newly formed blank check company organized for the purpose of effecting a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business. The Company’s efforts in identifying a prospective target business will not be limited to a particular industry, although we intend to focus our efforts on seeking a business combination with an operating company in either the energy or the environmental industry and their related infrastructures.

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